Execution	Exhibit 10.20

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

This Automatic Reinsurance Agreement

(hereinafter referred to as the “Agreement”)

is made between

OM Financial Life Insurance Company,

(formerly known as Fidelity and Guaranty Life insurance Company)

a Maryland insurance company

and

Wilton Reassurance Company,

a Minnesota insurance company

Effective December 31, 2007

Table of Contents

ARTICLE 1 -	PREAMBLE		1
	1.1	Parties to the Agreement

ARTICLE 2 -	AUTOMATIC REINSURANCE		2
	2.1	General Conditions
	2.2	Conditions to Effectiveness
	2.3	Reinsured Policies
	2.4	Other Reinsurance

ARTICLE 3 -	COMMENCEMENT OF LIABILITY		4
	3.1	Commencement of Liability
	3.2	Conditional Receipt or Temporary Insurance

ARTICLE 4 -	PREMIUM ACCOUNTING		5
	4.1	Initial Premiums and Ceding Allowance
	4.2	Ongoing Reinsurance Premiums
	4.3	Payment of Premiums
	4.4	Delayed Payment
	4.5	Failure to Pay Premiums
	4.6	Premiums Payable by Direct Policyholders on Reinsured Policies

ARTICLE 5 -	REDUCTIONS, TERMINATIONS AND CHANGES		8
	5.1	Reductions and Terminations
	5.2	Increases
	5.3	Risk Classification Changes
	5.4	Reinstatement
	5.5	Non-forfeiture Benefits

ARTICLE 6 -	CONVERSIONS, EXCHANGES AND REPLACEMENTS		10
	6.1	Conversions
	6.2	Exchanges and Replacements

ARTICLE 7 -	CLAIMS		11
	7.1	General
	7.2	Claims Management
	7.3	Notice
	7.4	Proofs
	7.5	Claims Cooperation and Contestable Claims
	7.6	Form of Payment; Contractual Interest
	7.7	Claim Expenses
	7.8	Misrepresentation or Suicide
	7.9	Misstatement of Age or Sex
	7.10	Extra-Contractual Obligations

ARTICLE 8 -	RESERVES AND CREDIT FOR REINSURANCE		14
	8.1	Reserves
	8.2	Credit for Reinsurance

ARTICLE 9 -	RETENTION LIMIT CHANGES		15
	9.1	Retention Limit Changes

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ARTICLE 10 -	RECAPTURE		16
	10.1	No Recapture Right

ARTICLE 11 -	GENERAL PROVISIONS		17
	11.1	Currency
	11.2	Premium Tax
	11.3	Dividends
	11.4	Other Reinsurance and Related Matters
	11.5	Inspection of Records
	11.6	Compliance
	11.7	Certain Representations
	11.8	Business Continuity
	11.9	Certain Underwriting Exceptions and Exclusions
	11.10	Indemnification
	11.11	Interest Rate
	11.12	Utmost Good Faith
	11.13	Assignment and Transfer
	11.14	No Waiver
	11.15	Survival
	11.16	Governing Law
	11.17	Entire Agreement
	11.18	Severability

ARTICLE 12 -	DAC TAX		24

ARTICLE 13 -	OFFSET		25

ARTICLE 14 -	INSOLVENCY		26
	14.1	Definition
	14.2	Insolvency of the Ceding Company
	14.3	Insolvency of the Reinsurer

ARTICLE 15 -	ERRORS AND OMISSIONS		27

ARTICLE 16 -	DISPUTE RESOLUTION		29

ARTICLE 17 -	ARBITRATION		30

ARTICLE 18 -	CONFIDENTIALITY		32
	18.1	General
	18.2	Non-Public Personal Information

ARTICLE 19 -	DURATION OF AGREEMENT		34

ARTICLE 20 -	EXECUTION		36

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Exhibits

A -	REINSURED POLICIES AND OTHER REINSURANCE

B -	CONDITIONS

C -	REINSURANCE PREMIUMS AND ALLOWANCES

D -	CONVERSION PREMIUMS

E -	SELF-ADMINISTERED REPORTING

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ARTICLE 1

Preamble

PARTIES TO THE AGREEMENT	1.1

This is a coinsurance agreement for indemnity reinsurance (the “Agreement”) solely between OM Financial Life Insurance Company (formerly known as Fidelity and Guaranty Life Insurance Company), a Maryland insurance company (the “Ceding Company”), and Wilton Reassurance Company, a Minnesota insurance company (the “Reinsurer” and, together with the Ceding Company, collectively referred to as the “parties”).

The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company.

The Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and assigns.

1

ARTICLE 2

Automatic Reinsurance

GENERAL CONDITIONS	2.1

On and after the Effective Time, the Ceding Company will automatically cede to the Reinsurer a 100% quota share (the “Quota Share”) of the Ceding Company’s contractual liabilities arising out of the Reinsured Policies (as hereinafter defined); provided, however, that the Ceding Company does not cede, and Reinsurer does not and will not reinsure, on any basis, any risks, liabilities or obligations (i) constituting Net Retained Liabilities (as hereinafter defined), or (ii) otherwise ceded under the terms of the OM Re Agreement or the RGA YRT Agreement (each as hereinafter defined) and all other risks, liabilities or obligations applicable to the quota shares ceded under such agreements (whether or not specifically covered thereunder). For purposes of this Agreement, the term (x) “Effective Time” means 11:59 P.M. Eastern Standard Time on December 31, 2007, (y) “Closing Date” means the fifth business day following mutual execution and delivery of this Agreement and the satisfaction or waiver of the conditions specified on Exhibit B.1 hereto and (z) “RGA YRT Agreement” means that certain Automatic and Facultative YRT Reinsurance Agreement between the Ceding Company and RGA Reinsurance Company known as treaty #10291-00¬00 with an effective date of January 19, 2005.

CONDITIONS TO EFFECTIVENESS	2.2

This Agreement will not be valid and binding on either party absent satisfaction of the conditions precedent to effectiveness set forth on Exhibit B.1 hereto and shall expire without further liability on the part of either Reinsurer or the Ceding Company if each of such conditions have not been satisfied on or before January 31, 2008.

REINSURED POLICIES	2.3

As used in this Agreement, the term “Reinsured Policies” means the individual, single life term insurance plans, benefits, and riders listed in Exhibit A which (i) were first issued by the Ceding Company (y) as respects Home Certain coverages included in the Reinsured Policies, on or before December 31, 2004 and (z) otherwise, on or before December 31, 2005, (ii) are in force as of the Effective Time and (iii) as to which binding coverage has been obtained and is in effect as of the Effective Time under the terms of one or more of the agreements of Other Reinsurance (as hereinafter defined) or the RGA YRT Agreement, provided, however, that the Ceding Company represents and warrants as a condition of coverage hereunder that:

a.	subject to the provisions of Section 11.9 hereof, in rating, pricing and issuing the policies ceded hereunder, the Ceding Company applied without exception or waiver, its then-applicable published underwriting standards, rules, manuals, guidelines and procedures (the “Business Guidelines”);

b.	each of the Reinsured Policies complies with the requirements stated in Exhibit B; and

c.	in addition to other conditions and limitations of coverage set forth in this Agreement, this Agreement does not cover: (i) noncontractual conversions, rollovers, exchanges or group conversions; (ii) group life, worksite marketing COLI/BOLI/TOLI and FOLI coverages; and (iii) any conversion of a previously issued policy that had been reinsured with another reinsurer.

OTHER REINSURANCE	2.4

Other Reinsurance (as hereinafter defined) with respect to the Reinsured Policies shall be deemed to be inuring to the benefit of the Reinsurer for all purposes of this Agreement and shall be accounted for herein such that Reinsurer participates in its Quota Share of any inuring reinsurance premiums, benefit, recoveries, ceding, expense or other allowances and other adjustments and amounts paid, collected, received or otherwise realized by the Ceding Company with respect to such Other Reinsurance other than as respects policy fees paid to the Ceding Company under the terms of the Reinsured Policies as are further paid to reinsurers under the terms of any of the agreements of Other Reinsurance and remitted back to the Ceding Company as reciprocal allowances under the terms of such agreements. Risks under the terms of any agreement of Other Reinsurance as shall be terminated or recaptured shall be ceded automatically hereunder to the Reinsurer without any further action or consent required subject to the receipt by Reinsurer of its proportional Quota Share of any reserve transfer or similar transfer or settlement amount.

The Ceding Company represents and warrants that, taken together with the OM Re Agreement and the RGA YRT Agreement, the Other Reinsurance represents the only reinsurance ceded thereby with respect to the Reinsured Policies and the Ceding Company further covenants that absent the specific prior written consent of the Reinsurer the Ceding Company shall enter into no further reinsurance cession with respect to any of the Reinsured Policies.

“Other Reinsurance” means reinsurance ceded with respect to Reinsured Policies under the terms of the ceded reinsurance agreements specified on Exhibit A.2 hereto. Reinsurance provided under the terms of that certain Life Reinsurance Agreement, effective as of June 30, 2002, between the Ceding Company and Old Mutual Reassurance (Ireland) Limited (the “OM Re Agreement”) and (ii) the RGA YRT Agreement shall not constitute Other Reinsurance or otherwise be deemed to constitute inuring reinsurance for purposes of this Agreement. Reinsurer shall have no interest in, or liability or obligation, contingent or otherwise with respect to, reinsurance provided under the terms of the OM Re Agreement, the RGA YRT Agreement or any share of risks ceded thereunder.

“Net Retained Liabilities” means all liabilities or obligations in respect of any business of Ceding Company that, under the terms of any agreement of Other Reinsurance or the RGA YRT Agreement covering such business, require the prior waiver or other consent of the reinsurer under such agreement for the consummation of the cessions contemplated hereby and as to which such waiver or other consent has not been obtained prior to the Closing Date.

ARTICLE 3

Commencement of Liability

COMMENCEMENT OF LIABILITY	3.1

The Reinsurer’s liability for any Reinsured Policy commences as of the Effective Time.

CONDITIONAL RECEIPT OR TEMPORARY INSURANCE	3.2

No reinsurance coverage is provided hereunder as respects any conditional receipt or temporary insurance provision.

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

ARTICLE 4

Premiums and Premium Accounting

INITIAL PREMIUM AND CEDING ALLOWANCE	4.1

In consideration for the reinsurance hereunder, on the Closing Date, the Reinsurer will make a payment in cash to the Ceding Company equal to $[***] million (the “Closing Settlement Amount”) with respect to the Reinsured Policies. The parties hereto acknowledge and agree that the Closing Settlement Amount has been determined provisionally assuming that as of the Closing Date there are no Net Retained Liabilities. In the event that one or more of the reinsurers with respect to the agreements of Other Reinsurance or the RGA YRT Agreement, as the case may be, shall have failed prior to the Closing Date to provide consents or waivers required with respect to the reinsurance provided hereunder, in order to reflect the retention of the Net Retained Liabilities, the Closing Settlement Amount shall be mutually re-determined on a basis consistent with the determination of the provisional amount therefor.

To the extent that within 90 days after the Closing Date, any waivers or consents required under the terms of this Agreement in order to reinsure a Net Retained Liability to Reinsurer are obtained or the parties otherwise agree that any such waivers or consents shall not be required as a condition to coverage hereunder, then the liability and obligation pertaining to the subject business shall no longer be deemed a Net Retained Liability for purposes of this Agreement and appropriate adjustments shall be made on a mutally-agreed basis to reflect the increased scope of the reinsurance provided hereunder.

ONGOING REINSURANCE PREMIUMS	4.2

Reinsurance premium rates and continuing ceding allowances for life insurance and other benefits reinsured under this Agreement are shown in Exhibit C. In general, payments to the Reinsurer of (i) ongoing reinsurance premiums under this Agreement and (ii) Reinsurer’s share of allowances under the Other Reinsurance will each be made annually in advance based on the policy anniversary date of each policy included in the Reinsured Policies. Notwithstanding the foregoing, for the first partial policy periods following the Effective Time (i.e., as respects each policy included in the Reinsured Policies, the period between the Effective Time and the next following policy anniversary date), such reinsurance premiums (net of allowances payable hereunder ([***]%)) shall be paid to Reinsurer on a periodic basis based on the pro-rata share of aggregate annual premiums earned during each such partial policy period. The specific mechanics of these initial settlements shall be determined mutually by the parties.

The Ceding Company will notify the Reinsurer of any change in the premiums, fees or charges for the underlying Reinsured Policies due to developing experience or otherwise. All payments due under this Agreement shall be made in U.S. dollars.

PAYMENT OF PREMIUMS	4.3

Reinsurance premiums payable to Reinsurer under this Agreement are payable annually and in advance, net of the continuing ceding allowances payable by the Reinsurer as set forth in Exhibit C.8 hereof (such excess referred to as “Net Reinsurance Premiums”). The Ceding Company will calculate the amount of such Net Reinsurance Premiums and, within 15 days after the end of each calendar month, will send the Reinsurer a statement containing the information shown in Exhibit E, including, without limitation, the amount of such Net Reinsurance Premiums and allowances due hereunder for such period. If an amount is due to the Reinsurer for such period, the Ceding Company will remit that amount together with the statement. If an amount is due to the Ceding Company for such period, the Reinsurer will remit such amount within 15 days of receipt of the statement. Monthly settlements of amounts of Net Reinsurance Premiums shall be made provisionally based solely on the portion of risks under Reinsured Policies as was held unreinsured by Ceding Company prior to Effective Time and ceded hereunder. Reinsurance premiums due under the terms of the agreements of Other Reinsurance shall be paid directly by the Ceding Company in accordance with the terms of such agreements and without reimbursement by Reinsurer hereunder. Settlements of other amounts due to Reinsurer with respect to the Other Reinsurance, including, without limitation, the remittance of Reinsurer’s Quota Share percentage of ceding allowances and similar amounts paid under the terms of the Other Reinsurance, shall be made on a monthly basis in conjunction with the payment of the Net Reinsurance Premiums. Payments to Reinsurer of such allowances shall be made on an “as-billed” basis and shall be determined annually in advance as of the underlying policy anniversary date, in accordance with the allowances specified in Exhibit C.8. Pending remittance to the Reinsurer in accordance with the terms of this Agreement, Ceding Company shall, and for all purposes shall be deemed to, hold amounts collected as ceding allowances under the terms of any agreement of Other Reinsurance in constructive trust for Reinsurer’s benefit.

DELAYED PAYMENT	4.4

Undisputed reinsurance premium balances and other amounts that remain unpaid for more than 60 days after the Remittance Date will accrue interest as set forth in provision 11.11. The Remittance Date is defined as 15 days after the end of the related reporting period.

FAILURE TO PAY PREMIUMS	4.5

Performance of the Ceding Company’s obligations to pay premiums or other amounts due under this Agreement are conditions precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that any such reinsurance premiums are not paid within 60 days of the applicable remittance date therefor, the Reinsurer will have the right to terminate the reinsurance with respect to all Reinsured Policies having reinsurance premiums or other amounts in arrears. If the Reinsurer elects to exercise its right of termination with respect to all Reinsured Policies having reinsurance premiums or other amounts in arrears, it will give the Ceding Company 15 days’ written notice of its intention. Such notice will be sent by certified mail.

If all reinsurance premiums or other amounts in arrears, including any that become in arrears during the 15 day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those Reinsured Policies as of the date to which premiums have been paid. Reinsurance on Reinsured Policies on which reinsurance premiums or other amounts subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums and other amounts on those Reinsured Policies are paid on or before their applicable remittance dates.

Termination of this reinsurance shall be without prejudice to any other right or remedy of the Reinsurer with respect to such non-payment and the parties agree that notwithstanding the early termination of Reinsurer’s liability pursuant to the foregoing provisions of this Section 4.5, (i) the Ceding Company will continue to remit to the Reinsurer its Quota Share of ceding allowances received thereby with respect to the Other Reinsurance and (ii) without duplication of the foregoing, the Ceding Company shall compensate Reinsurer fully for the reasonably estimated actuarial present value of future amounts due to Reinsurer and foregone by virtue of any such termination.

The scope of the risks ceded to Reinsurer hereunder and Reinsurer’s risks, liabilities and obligations under this Agreement will not be increased or enlarged by Ceding Company’s failure to perform its obligations under the terms of any agreements of Other Reinsurance, including, without limitation, the obligation to pay premiums thereunder.

PREMIUMS PAYABLE BY DIRECT POLICYHOLDERS ON REINSURED POLICIES.	4.6

The Ceding Company will consult with the Reinsurer when establishing the non-guaranteed premiums charged to policyholders on Reinsured Policies. Notwithstanding the foregoing, the Ceding Company will not establish non-guaranteed premiums charged to policyholders on Reinsured Policies in amounts less than the premiums required to be paid under the terms of any of the agreements of Other Reinsurance.

ARTICLE 5

Reductions, Terminations and Changes

Whenever a change is made in the status, plan, amount or other material feature of a Reinsured Policy, the Reinsurer will, upon receipt of notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. The Ceding Company will notify the Reinsurer of any such change within thirty (30) days of its effective date.

REDUCTIONS AND TERMINATIONS	5.1

In the event of the reduction, lapse, or termination of a policy or policies reinsured under this Agreement or any other agreement, the Ceding Company will reduce or terminate reinsurance on that life. The reinsured amount on the life with all reinsurers will be reduced proportionally effective on the same date.

The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If a fully retained policy on a life that is reinsured under this Agreement is terminated or reduced, the Ceding Company will reduce the existing reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy or policies will be terminated. In connection with any such termination, the Reinsurer will refund any related amounts of unearned Net Reinsurance Premiums, provided, however, that subject to allowances provided hereunder the reinsured portion of any policy fee will be deemed fully earned for a policy year if the policy is reinsured during any portion of that policy year.

INCREASES	5.2

a.	Noncontractual Increases

No coverage is provided hereunder as respects any non-contractual increases in the amount of insurance provided under a Reinsured Policy.

b.	Contractual Increases

Reinsurance is provided as respects increases in amount resulting from contractual policy provisions.

RISK CLASSIFICATION CHANGES	5.3

If the policyholder requests a table rating reduction or removal of a flat extra, before agreeing to any such request, the change will be underwritten in accordance with the underwriting rules and guidelines referenced in the Business Guidelines.

REINSTATEMENT	5.4

If a Reinsured Policy is reinstated in accordance with its terms and in accordance with Ceding Company rules and procedures, the Reinsurer will, upon notification of reinstatement, reinstate the reinsurance coverage. Upon reinstatement of the reinsurance coverage, the Ceding Company will pay the contractual Net Reinsurance Premiums (including, without limitation, the Net Statutory Reserves applicable thereto as of the reinstatement date) plus, if applicable, accrued interest for the period and at the interest rate which the Ceding Company receives on premiums in arrears.

NONFORFEITURE BENEFITS	5.5

a.	Extended Term

If the original policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the original policy until the expiry of the extended term period.

b.	Reduced Paid-up

If the original policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured will be reduced. The amount reinsured and the amount retained will be reduced proportionately. The reinsurance premiums will be calculated in the same manner as reinsurance premiums were calculated on the original policy.

ARTICLE 6

Conversions, Exchanges and Replacements

CONVERSIONS	6.1

If a Reinsured Policy is converted, exchanged or replaced, the Ceding Company will promptly notify the Reinsurer. The Reinsurer will continue to reinsure its share of any permanent policies resulting from the contractual conversion of any Reinsured Policy to any permanent product issued by the Ceding Company in an amount not to exceed the original amount reinsured hereunder. If the plan to which the original policy is converting is reinsured by the Reinsurer, reinsurance premium rates for the resulting converted policy will be those contained in the Agreement that covers the plan to which the original policy is converting. However, if the new plan is not now reinsured by the Reinsurer, reinsurance premiums for a policy resulting from a contractual conversion will use the rates shown in Exhibit D. Reinsurance premiums and any allowances for conversions will be on a point-in-scale basis from the original issue age of the policy. Any substandard ratings will continue to apply. Conversions may occur only prior to the policy anniversary immediately following the insured’s 70th birthday. If the policy is not reinsured under this Agreement but is converted into a plan that would otherwise be reinsured under this Agreement, the policy shall still not be reinsured under this Agreement.

If the conversion results in an increase in the risk amount, the increase will be fully underwritten by the Ceding Company in accordance with the underwriting rules and guidelines referenced in the Business Guidelines and the Reinsurer will accept its share of any such increase. Reinsurance premiums and any allowances for increased risk amounts will be determined based on the insured’s then-current attained age at the agreed-upon reinsurance premium rate.

EXCHANGES AND REPLACEMENTS	6.2

The Ceding Company will not sponsor or assist, directly or indirectly, in the conduct of (and will cause each of its affiliates to refrain from sponsoring or assisting, directly or indirectly, in the conduct of) any program of exchange or replacement under which owners of Reinsured Policies are or would be encouraged to, or assisted in the, exchange or replacement of their insurance policies for other insurance policies or financial products that are not reinsured under this Agreement.

ARTICLE 7

Claims

GENERAL	7.1

Claims covered under this Agreement include only contractual death claims, which are those due to the death of the insured on a Reinsured Policy and any additional benefits specified in Exhibit B which are provided by the underlying policy and are reinsured under this Agreement. The Reinsurer will not participate in any payments made by the Ceding Company on a gratuitous or ex-gratia basis (i.e., payments which the Ceding Company is not required to make under applicable policy terms) and will not be liable for payment of any additional amounts or damages attributable to the non-contractual acceleration or discount of any benefits, claims, losses or other amounts relating to the Reinsured Policies, whether liquidated, unliquidated, contingent, non-contingent or otherwise and whether arising by operation of law or otherwise.

The total reinsurance recoverable from all companies will not exceed the Ceding Company’s total contractual liability on the policy less the amount retained. The maximum reinsurance death benefit payable to the Ceding Company under this Agreement is the risk amount specifically reinsured with the Reinsurer.

Claim amounts are reported in the reinsurance accounts for the relevant accounting period. On special request, however, the Reinsurer will remit its share of the claim immediately after liability has been admitted by the Ceding Company after deduction of any balance due to the Reinsurer. Claim amounts will be settled provisionally on a monthly basis assuming continued effectiveness of all Other Reinsurance with true-ups effected on a mutually-agreed annual basis as required. The Ceding Company shall not deduct claims from the premium statement sent to the Reinsurer without the Reinsurer’s prior written consent.

CLAIMS MANAGEMENT	7.2

The Ceding Company is responsible for the settlement of claims in a prudent and professional way in accordance with policy conditions and the Business Guidelines and otherwise in accordance with the provisions of this Article 7 and applicable law. Without limiting the foregoing, in managing claims arising under the Reinsured Policies the Ceding Company will ensure that (i) the underlying policy was in force (any claim occurring prior to the policy documentation being finalized or after the policy has lapsed, however short that period may be, would be an example of an ex gratia payment if made by the Ceding Company), (ii) appropriate checks have been made for fraud and misrepresentation at application and (iii) all required proofs of claim have been received and are reliable.

NOTICE	7.3

The Ceding Company will notify the Reinsurer as soon as possible after it receives a claim on a Reinsured Policy.

PROOFS	7.4

The Ceding Company will promptly provide the Reinsurer with proper claim proofs, including a copy of the proof of payment by the Ceding Company and a copy of the insured’s death certificate in a mutually-agreed format. In addition, as requested by the Reinsurer, the Ceding Company will provide to the Reinsurer a copy of all relevant documents and other information in connection with the claim and the underlying policy as may be reasonably requested by the Reinsurer.

CLAIMS COOPERATION AND CONTESTABLE CLAIMS	7.5

Any settlement made by the Ceding Company is binding upon the Reinsurer to the extent of its liability under the terms of a policy reinsured for claims with a sum at risk reinsured hereunder not exceeding the claim authority limits specified below.

For claims exceeding $250,000 gross amount at risk (each, a “Subject Claim”), the Ceding Company will cooperate with the Reinsurer in the investigation, adjustment, settlement and defense. The Ceding Company will make every reasonable effort to secure the non-binding recommendation of the Reinsurer before admitting any liability, making any settlement, or commencing any contest, compromise or litigation with respect to any Subject Claim. The Reinsurer shall have the right to audit the claims payment practices and may adjust the thresholds set forth above if it reasonably determines that the Ceding Company’s claims payment practices and procedures are materially inconsistent with the descriptions thereof contained in the Business Guidelines.

After receipt of all required documentation concerning a Subject Claim (or any claim whether or not a subject claim for which the Ceding Company recommends denial, compromise, contest or litigation) and after completing its initial investigation with respect thereto, the Ceding Company will promptly notify the Reinsurer of its recommendation and will promptly and fully disclose to the Reinsurer all information relating to such claim and will make all related documents and information available to the Reinsurer.

The Reinsurer will have ten (10) working days to review information provided by the Ceding Company with respect to any such death claim (fifteen working days for all other benefits) and notify the Ceding Company in writing of its non-binding recommendation as well as of its decision to accept participation in any settlement, denial, contest, compromise, or litigation as may have been recommended by the Ceding Company. In the absence of material misstatements or omissions in information provided to the Reinsurer, the Reinsurers decision to accept participation in a contest, compromise or litigation will be final and binding on the Reinsurer.

If the Reinsurer affirmatively accepts participation in any denial, contest or litigation proposed by the Ceding Company, and such denial, contest or litigation, as the case may be, results in a reduction or increase in liability, the Reinsurer will share in any such reduction or increase in proportion to its share of the risk on the contested policy. The Ceding Company will promptly advise the Reinsurer of all significant developments in the claim investigation, including notification of any legal proceedings against it in response to denial of the claim.

Subject to compliance with the foregoing and without prejudice to its other rights, if the Reinsurer does not affirmatively accept such participation or otherwise fails to reply with respect to a proposed denial, contest or litigation within the required timeframe, the Reinsurer will then fulfill its obligation fully under this agreement as to the Subject Claim by paying to the Ceding Company its full share of the reinsurance amount, and will not share in any subsequent reduction or increase in liability attributable to such contest.

The Ceding Company will promptly notify the Reinsurer in the event that any other reinsurer shall notify the Ceding Company of its determination not to participate in any denial, contest or litigation proposed by the Ceding Company or shall indicate for any reason a refusal to pay reinsurance amounts asserted by the Ceding Company to be due with respect to any claim.

FORM OF PAYMENT; CONTRACTUAL INTEREST	7.6

Life benefit payments will be made in a single sum, regardless of the Ceding Company’s settlement options. The Reinsurer will pay its proportionate share of any interest required under the subject policy to be paid by the Ceding Company on the death proceeds until the date of settlement.

CLAIM EXPENSES	7.7

The Reinsurer will pay its share of reasonable out-of-pocket claim investigation and legal expenses connected with the litigation or settlement of contractual liability claims unless the Reinsurer has discharged its liability pursuant to Section 7.5 above. If the Reinsurer has so discharged its liability, the Reinsurer will not participate in any expenses incurred thereafter.

The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company’s home office expenses, compensation of salaried officers and employees and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits or non-compensible costs incurred by third party administrators on behalf of the Ceding Company.

MISREPRESENTATION OR SUICIDE	7.8

If the Ceding Company returns premium to the policyowner or beneficiary as a result of misrepresentation or suicide of the insured, the Reinsurer will refund Net Reinsurance Premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement.

MISSTATEMENT OF AGE OR SEX	7.9

In the event of a change in the amount of the Ceding Company’s liability on a reinsured policy due to a misstatement of age or sex, the Reinsurer’s liability will change proportionately. The face amount of the policy reinsured will be adjusted from the inception of the policy and any difference will be settled without interest.

EXTRA-CONTRACTUAL OBLIGATIONS	7.10

For purposes of this Agreement, “Extra Contractual Obligations” are any obligations, incurred by the Ceding Company, its affiliates, directors, officers, employees, agents or other representatives other than contractual obligations arising under the express written terms and conditions of a policy and include, but are not limited to, punitive damages, bad faith damages, compensatory damages, and other damages or statutory penalties which may arise from willful and/or negligent acts, errors or omissions by the Ceding Company or its affiliates, directors, officers, employees agents or other representatives.

The Reinsurer is not liable for Extra Contractual Obligations, including related expenses, associated with the denial or contest of any claim under any policy reinsured unless it was an active party, and directed or consented to the act or course of conduct that led directly to the imposition of the Extra Contractual Obligations. In these situations, the Ceding Company and the Reinsurer will share in Extra Contractual Obligations, in equitable proportions, but all factors being equal, the division of any assessments would be in proportion to the total risk accepted by each party for the plan of insurance involved.

Notwithstanding anything stated in this Section 7.10 to the contrary, the Reinsurer has not accepted and will not be liable under this Agreement for any Extra Contractual Obligations or expenses incurred by the Ceding Company as a result of any negligence, fraud or wrongful act, error or omission by any employee or officer of the Ceding Company or an agent or other representative representing the Ceding Company in implementing the claims handling action agreed upon by the Ceding Company and the Reinsurer.

ARTICLE 8

Reserves and Credit for Reinsurance

RESERVES	8.1

The Ceding Company represents and warrants that the amount of benefit reserves held by the Ceding Company and pertaining to the Reinsured Policies has been determined by the Ceding Company (i) from the books and records of the Ceding Company reflecting accurately the extent and composition of the Reinsured Policies excluding reserves for claims occurring prior to the Effective Time and other than as respects reserves attributable to riders or endorsements not reinsured hereunder and (ii) in accordance with statutory accounting practices prescribed for life insurance companies by the State of Maryland and consistent with the Ceding Company’s historical practices and methodologies. The estimated amount of the statutory basis reserves held by Ceding Company with respect to the Reinsured Policies excluding reserves for claims occurring prior to the Effective Time and other than as respects reserves attributable to riders or endorsements not reinsured hereunder calculated in accordance with the foregoing, as of September 30, 2007 and December 31, 2007 is $65 million and $66 million, respectively.

CREDIT FOR REINSURANCE	8.2

If Reinsurer at any time is not licensed or accredited in the Ceding Company’s current state of domicile and by virtue thereof the Ceding Company is not able to receive statutory reserve credit for reinsurance in such state, the Reinsurer and Ceding Company agree to make all reasonable efforts to qualify the reinsurance provided hereunder for statutory reserve credit through the provision by the Reinsurer of appropriate collateral or other approaches. In such event, the Reinsurer will have the right at its option to substitute one or more forms of such collateral with other forms as would qualify reinsurance provided hereunder for statutory reserve credit and the Ceding Company agrees that it will cooperate with the Reinsurer in such regard, including, promptly taking any such actions as may be reasonably requested by the Reinsurer in respect of the release of collateral in connection with the substitution of other adequate collateral amounts. The Reinsurer will use its own X Factors and reserve methodology for purposes of calculating any statutory reserves required to be held for businesses reinsured under this Agreement.

ARTICLE 9

RETENTION LIMIT CHANGES

RETENTION LIMIT CHANGES	9.1

Any change to the Ceding Company’s limits on maximum retentions will not affect the reinsurance provided hereunder.

ARTICLE 10

RECAPTURE

NO RECAPTURE RIGHT	10.1

Except as provided pursuant to Section 14.3 hereof, Reinsured Policies will not be eligible for recapture, whether due to an increase in the Ceding Company’s limits on retention or otherwise.

ARTICLE 11

General Provisions

CURRENCY	11.1

All payments and reporting by both parties under this Agreement will be made in United States dollars.

REMIUM TAX	11.2

The Reinsurer will not reimburse the Ceding Company for premium taxes or assessments by guaranty associations or comparable entities or organizations. Apart from any taxes, allowances, refunds, and expenses specifically referred to elsewhere in this Agreement, no taxes, allowances, or proportion of any expense will be paid by the Reinsurer to the Ceding Company for any policy reinsured.

DIVIDENDS	11.3

The Reinsurer will not reimburse the Ceding Company for dividends to policyholders.

OTHER REINSURANCE AND RELATED MATTERS	11.4

Ceding Company represents and warrants that the copies of the agreements of Other Reinsurance provided to the Reinsurer in connection with it assessment of this reinsurance are true correct and complete and that each such agreement is in full force and effect and is enforceable in accordance with its terms except that (1) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (2) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Reinsurer has been provided access to copies of all correspondence concerning the agreements of Other Reinsurance, including, without limitation, correspondence with respect to (i) any review of the Ceding Company’s underwriting, claims or administrative practices or procedures, (ii) disputed or contested claims (direct or reinsurance) with respect to the business ceded under the agreements of Other Reinsurance, (iii) settlement payments made or received with respect to the Other Reinsurance during the two years preceding the Effective Time and (iv) the aggregate amounts of ceding allowances paid to the Ceding Company under the terms of each agreement of Other Reinsurance with respect to the first 11 months of 2007. The Ceding Company has made available to Reinsurer copies of all audits, examinations and market conduct or similar reports (including drafts thereof, in the case of any report not available in final form) of any (A) governmental or regulatory authority or reinsurer with respect to the Ceding Company or (B) reinsurer under any agreement of Other Reinsurance, which has been completed and issued, or commenced, since January 1, 2004 and which pertains in whole or in part to the issuance, management or administration of the Reinsured Policies or the Other Reinsurance.

As of the date hereof, there has been no actual or threatened breach or default by the Ceding Company or the reinsurers with respect to any of the Other Reinsurance, or any claim of breach or default made by any such reinsurer as respects performance thereunder by the Ceding Company, and, to the Ceding Company’s knowledge, no event has occurred which, with or without notice, the passage of time or both, would constitute a material default by Ceding Company under any provision thereof or that would otherwise limit or preclude the payment of further amounts thereunder.

Ceding Company represents and warrants that it has not waived or extended (or agreed to so waive or extend) any rights it may have under any of the agreements of Other Reinsurance to recapture risks or require collateralization of balances.

Ceding Company agrees that other than as provided expressly in this Agreement, it shall maintain in full force and effect each agreement of Other Reinsurance and shall perform fully each of its obligations thereunder. The Ceding Company shall promptly notify the Reinsurer of any assertion of breach by the Ceding Company of any of its obligation under any agreement of Other Reinsurance and shall promptly take any such steps as may be required thereunder to cure any such breach.

Ceding Company may not modify, amend or terminate any agreement of Other Reinsurance or waive any of its rights under any agreement of Other Reinsurance without the Reinsurer’s prior written consent and shall fully enforce all of its rights thereunder, including, without limitation, at Reinsurer’s request, requiring the collateralization of reserve balances and other amounts thereunder. With Reinsurer’s consent, Company may exercise any right it may have to recapture risks ceded thereby under any Other Reinsurance or to otherwise terminate any agreement of Other Reinsurance, and shall at Reinsurer’s instruction effect any such action with respect to the management or administration of the Other Reinsurance as Reinsurer shall reasonably request, including, without limitation, termination or recapture, as may be available under or with respect to the terms of any agreement of Other Reinsurance; provided, however, that Reinsurer shall indemnify Ceding Company as respects loss and liability arising out of any such action so requested by Reinsurer and, provided, further that, (i) if Reinsurer does not consent to a termination or recapture proposed by the Ceding Company and if the Ceding Company elects to so terminate or recapture, as between the Ceding Company and Reinsurer, the Other Reinsurance terminated recaptured will be deemed to remain in full force and effect and (ii) upon the termination of, or the recapture of risks reinsured under, any agreement of Other Reinsurance, liabilities reverting to Ceding Company with respect to Reinsured Policies will be reinsured by Reinsurer hereunder consistent with the structure of the reinsurance provided hereby. Following reasonable notice and opportunity to cure, Reinsurer’s consent shall not be required as respects the termination of any agreement of Other Reinsurance or the recapture of risks ceded thereunder as to which there shall have occurred repeated non-performance of payment obligations or a general disaffirmance of contractual obligations due to an Insolvency of the underlying reinsurer. For purposes of the foregoing sentence, the term “Insolvency” with respect to a reinsurer under an agreement of Other Reinsurance shall have the meaning ascribed thereto in Section 14.1 hereof.

Ceding Company agrees that it shall pursue commercially reasonable management and collection efforts with respect to the Other Reinsurance at its own cost and, in general, will manage the Other Reinsurance in a manner which is both (i) consistent with its management of its reinsurance relationships unrelated to the Reinsured Policies and (ii) provides due care for the economic value reasonably anticipated by Reinsurer with respect to the reinsurance provided hereby.

Appropriate representatives of each of the Ceding Company and Reinsurer shall confer periodically, but no less frequently than semi-annually to assess the performance and prospects of the Other Reinsurance. These reviews will consider together material managerial decisions concerning the Other Reinsurance and related matters, including, without limitation, claims, credit risk, compliance, regulatory matters, and any other matters suggested by either party as material to the performance of the Other Reinsurance. Reinsurer shall endeavor to provide timely and useful input with respect to such decisions and Ceding Company shall implement the Reinsurer’s reasonable direction in the management and administration of the Other Reinsurance, including, without limitation, with respect to matters concerning the management of disputes with respect to such coverages or recovery of any amounts due with respect to any Other Reinsurance. If for any reason Company does not pursue enforcement of the terms and conditions of the Other Reinsurance as directed by Reinsurer, Company will assign its rights to Reinsurer to enforce such rights, at Reinsurer’s option and cost, including, without limitation, the right to pursue arbitration and/or litigation of matters pursuant to the terms of the Other Reinsurance and shall use its best efforts to support Reinsurer in its efforts to obtain full performance of the Other Reinsurance.

Ceding Company will notify Reinsurer of any dispute, contest, compromise, litigation or arbitration of any matter involving Other Reinsurance. Once notified, Reinsurer may undertake management of such proceeding. Ceding Company will promptly advise Reinsurer of all developments in respect of any claim investigation, dispute or contest undertaken by or against the Ceding Company by any person (including any counterparty under any agreement of Other Reinsurance), including notification of any legal proceedings against it in response to denial or contest of any claim.

INSPECTION OF RECORDS	11.5

The Reinsurer, or its duly appointed representatives, upon twenty (20) days prior written notice to the Ceding Company, will have access to all correspondence, records and other data, whether written or electronic, of the Ceding Company concerning the business reinsured hereunder, including, without limitation, the Other Reinsurance, for the purpose of inspecting, auditing and photocopying those records. Such access will be provided at the office of the Ceding Company (or as to electronic records, at the Reinsurer’s request, electronically) and will be during reasonable business hours for such period as this Agreement is in effect or for as long thereafter as obligations arising under this Agreement remain, however, that except as otherwise required by applicable law or a governmental authority, such inspections shall be limited to once per calendar quarter. Assuming the Reinsurer has continued to perform the undisputed portion of its obligations under this Agreement, the Ceding Company may not withhold access to information and records on the grounds that the Reinsurer is in breach. The Reinsurer’s right of access as specified above will survive until all of the Reinsurer’s obligations under this Agreement have terminated or been fully discharged.

COMPLIANCE	11.6

Except as set forth in Exhibit A hereof (i) the Reinsured Policies and all amendments, endorsements and riders thereto (collectively, “Policy Forms”) have been administered in all material respects in accordance with the applicable policy form and legal requirements, and all benefits claimed by any person, and all charges and other amounts required to be calculated, under any Reinsured Policy have since January 1, 2004 been paid (or provision for payment thereof has been made) or calculated, as the case may be, in accordance with the terms of the Policy Forms under which they arose, except for any such claim for benefits for which the Ceding Company reasonably believes or believed that there is a reasonable basis to contest payment and is taking such action and (ii) the Ceding Company does not have any agreements, written or otherwise, with policyholders or groups of policyholders or any other person regarding premiums to be charged following the end of any premium guarantee period included in the Policy Forms.

The Ceding Company will perform claims and administrative services with respect to the Reinsured Policies (i) except as otherwise provided in this Agreement, at its own expense and without any rights to reimbursement from the Reinsurer; (ii) with levels of skill, diligence and expertise relative to the risks being underwritten commensurate with generally accepted best practices with respect thereto; and (iii) in conformance with applicable law and regulation and the requirements of the subject policies. Any material outsourcing of claims or administrative services with respect to the Reinsured Policies shall be approved in advance by Reinsurer, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that the existing arrangements set forth on Exhibit A.3 hereto are deemed accepted and approved by Reinsurer. This Agreement applies only to the issuance of insurance by the Ceding Company in jurisdictions in which it is properly licensed.

The Ceding Company represents that, to the best of its knowledge, it is in compliance with all state and federal laws applicable to the business reinsured under this Agreement, including, without limitation, the requirements of the USA Patriot Act and the United States Department of Treasury’s officer of Foreign Asset Control (“OFAC”) and that the Reinsured Policies have been issued and delivered and will be performed by the Ceding Company in accordance with applicable law and regulation (including laws and regulations pertaining to required insurable interests). In no event shall the Reinsurer be liable for any reinsurance or reinsurance claim with respect to any underlying policy or coverage unless the issuance of such underlying policy or coverage by the Ceding Company satisfies all applicable OFAC regulatory requirements.

CERTAIN REPRESENTATIONS	11.7

The Ceding Company has disclosed to the Reinsurer all information known to the Ceding Company which is material to the risks reinsured hereunder, including, without limitation, the information referred to in Section 11.4 hereof, certain financial projections concerning the Reinsured Policies and any mortality or persistency studies performed with the subject business within the last five (5) years (the “Risk Evaluation Materials”). The Ceding Company warrants that:

(i)	all factual information contained in the Risk Evaluation Materials was to the best of the Ceding Company’s knowledge, materially true, complete and accurate as at the time of disclosure and not materially misleading (whether by omission or otherwise); and

(ii)	to the best of the Ceding Company’s knowledge, there has been no material change in the Risk Evaluation Materials between the respective “as of” dates of the Risk Evaluation Materials and the final execution date of this Agreement.

The Ceding Company will provide to the Reinsurer all further information and data of which it is aware that is material to the risks assumed by the Reinsurer under this Agreement. As of the Closing Date, there is no fact known to the Ceding Company that has, or would reasonably be expected to have, a material adverse effect on the business or financial position of the Ceding Company or the Reinsured Policies, which fact has not been set forth herein, in the financial statements of the Ceding Company furnished to the Reinsurer or in any certificate, opinion or other written materials made or furnished by the Ceding Company to the Reinsurer.

The Ceding Company has furnished to the Reinsurer copies of the Ceding Company’s (i) the Annual Statements as of December 31, 2006 and 2005 for the fiscal years then ended, each as filed with the Department of Insurance of the State of Maryland, and (ii) the quarterly statement as of the last day of the last fiscal quarter ending at least 45 days before the Closing Date, and for the period beginning on January 1, 2005 and ending on such date, each as filed with the Department of Insurance of the State of Maryland (collectively, the “Historical Statutory Statements”). The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared, in all material respects, in accordance with statutory accounting principles (except as may be reflected in the notes thereto and subject, with respect to the quarterly statements, to the absence of notes required by statutory accounting principles and to normal year end adjustments), were in all material respects, in compliance with applicable requirements of law and regulation when filed and present fairly in all material respects the financial condition of the Ceding Company covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flows of the Ceding Company for the periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), the Ceding Company had, as of the date of the Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with statutory accounting principles, would have been required to have been disclosed or provided for in such Historical Statutory Statements.

The Ceding Company makes no representations and warranties as to the future experience or profitability arising from the Reinsured Policies. The representations and warranties set forth in this Section 11.7 will not terminate or expire until all liabilities and obligations with respect to Reinsured Policies have been discharged or terminated in full.

BUSINESS CONTINUITY	11.8

This Agreement has been entered into on the basis that the Ceding Company will adhere to the policyholder service and administration and claims management policies and procedures as described to the Reinsurer and referenced in the Business Guidelines. The parties acknowledge that changes to, or the Ceding Company’s failure to comply with, the Business Guidelines could materially affect the Reinsurer’s experience as to the Reinsured Policies and Reinsurer’s reasonable expectations in entering into this Agreement.

The Ceding Company will make prompt and full disclosure to the Reinsurer in advance of any material proposed change in the claim approval requirements, reinstatement procedures and other information pertinent to the risks reinsured, including any of the Business Guidelines, as may reasonably be expected to materially affect the mortality or persistency characteristics of the business ceded, including any change to the rates or fees charged. Depending on the significance of the change, Reinsurer may require appropriate adjustment to the terms and conditions of this reinsurance, including price or scope of risks covered.

CERTAIN UNDERWRITING EXCEPTIONS AND EXCLUSIONS	11.9

This reinsurance shall exclude all policies and coverages issued in circumstances that application of the underwriting guidelines, issue rules, premium rates and policy forms applicable to the Reinsured Policies (the “Policy Materials”) would:

•	require that such proposed policy or coverage be declined; or

•	otherwise indicate that further information or underwriting input (for example, an APS), a physical test (for example, a stress test) or other data (for example, an MVR or pharmaceutical record) was required before any final underwriting decision could be made and, absent Reinsurer’s written consent, such further information or underwriting input was not procured before policy issuance.

Policies and/or coverages issued that meet the above criteria are considered “Exclusions” hereunder.

Policies and coverages that are issued that do not represent Exclusions but which are issued more than two table ratings outside of the guidelines contained in the Policy Materials shall be considered “Exceptions.” Reinsurance premiums to be paid by Ceding Company as to all Exceptions will be adjusted up to the level that would have been paid to Reinsurer had the policy or coverage been issued with its correct table rating, subject to exclusion from reinsurance coverage if the correct table rating exceeds the applicable maximum table rating (see “Automatic Issue Limit”).

INDEMNIFICATION	11.10

The Ceding Company agrees to indemnify and hold Reinsurer harmless from and against all loss, damage, cost and expense arising from (a) any Extra-Contractual Obligation or Net Retained Liability, (b) any breach of this Agreement by Ceding Company, or (c) any inaccuracy or falsity of a representation or warranty made by Company under this Agreement. Reinsurer agrees to indemnify and hold Ceding Company harmless from and against all loss, damage, cost and expense arising from (a) any liability relating to the Reinsured Policies that is reinsured by Reinsurer under this Agreement, (b) any breach of this Agreement by Reinsurer, or (c) any inaccuracy or falsity of a representation or warranty made by Reinsurer under this Agreement. Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in an indemnified liability, the indemnified party shall provide a reasonably detailed notice of the potential liability to the indemnifying party. Failure to provide notice in a timely manner shall not be deemed a waiver of the indemnified party’s right to indemnification other than to the extent that such failure prejudices the defense of the claim by the indemnifying party. The indemnifying party may elect to defend, at its own expense and by its own counsel, any potential liability covered by this Article; provided, however, that the indemnifying Party may not compromise or settle any such liability, unless (i) such settlement is on exclusively monetary terms or (ii) the indemnified party shall have consented in writing to the terms of such settlement. If the indemnifying party elects to defend the potential liability, it shall within 30 days from receipt of the notice required by Section 10.3 notify the indemnified Party of its intent to do so, and the indemnified Party shall cooperate in the defense at its own expense.

INTEREST RATE	11.11

If, under the terms of this Agreement, interest is accrued on amounts due either party, such interest will be determined from and after the pertinent Remittance Date and shall be calculated at a rate equal to an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to LIBOR plus twenty (20) basis points. “LIBOR” means the one-month London Interbank Offered Rates (LIBOR) as published by the Wall Street Journal at the end of each calendar month.

UTMOST GOOD FAITH	11.12

All matters with respect to this Agreement require the exercise of the utmost good faith of each of the parties.

ASSIGNMENT AND TRANSFER	11.13

Neither this Agreement nor any new or inforce reinsurance covered under this Agreement, may be sold, assigned or transferred in whole or in part by the Ceding Company or the Reinsurer without the other party’s written consent. Notwithstanding the foregoing, the Reinsurer shall not be prohibited from further transfer of risks accepted hereunder on a retrocession or other basis, provided that any transfer shall not relieve the Reinsurer of its obligations under the Agreement. The Ceding Company will provide the Reinsurer and its assigns and participants such assistance as may be reasonably requested in connection with any assignment, participation, grant of security interest or other transfer or conveyance of any interest in the reinsurance provided hereunder, including, without limitation, in connection with any Securitization Transaction (as hereinafter defined). Such assistance may include (but shall not be limited to) requests to participate in discussions, preparation of reports and access to information. “Securitization Transaction” means any re-sale, securitization or monetization arrangement concluded in order to refund indebtedness incurred to fund the acquisition of, or to refinance or repay amounts expended by or on behalf of the Reinsurer in completing this transaction.

NO WAIVER	11.14

No waiver by either party of any violation or default by the other party in the performance of any promise, term, or condition of this Agreement will be construed to be a waiver of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement.

SURVIVAL	11.15

All provisions of this Agreement will survive its termination to the extent necessary to carry out the purpose of this Agreement or to ascertain and enforce the parties’ rights and obligations hereunder existing at the time of termination.

GOVERNING LAW	11.16

This Agreement will be governed in accordance with the internal laws of the State of Minnesota.

ENTIRE AGREEMENT	11.17

This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

SEVERABILITY	11.18

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

ARTICLE 12

DAC Tax

DAC TAX	12.1

The parties to this Agreement agree to the following provisions pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations effective December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended:

a.	The term ‘party’ refers to either the Ceding Company or the Reinsurer, as appropriate.

b.	The terms used in this Article are defined by reference to Regulation Section 1.848-2, effective December 29, 1992.

c.	The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

d.	Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service.

e.	The Ceding Company will submit a schedule to the Reinsurer by April 1 of each year with its calculation of the net consideration for the preceding calendar year in the form attached in Exhibit E. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within 45 days of the Reinsurer’s receipt of the Ceding Company’s calculation. If the Reinsurer does not so notify the Ceding Company within the required timeframe, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year.

f.	If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach an agreement on an amount of net consideration, each party will report the agreed upon amount in its tax return for the previous calendar year.

g.	Both the Ceding Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

ARTICLE 13

Offset

OFFSET	13.1

The Ceding Company and the Reinsurer will have the right to offset or recoup any balances, whether on account of premiums, allowances, credits, claims or otherwise due from one party to the other under this Agreement or under any other reinsurance agreement between the Ceding Company and the Reinsurer.

The right of offset will not be affected or diminished because of the Insolvency of either party. The rights provided under this Section 13.1 are in addition to any rights of offset and recoupment that may exist at common law.

The parties’ offset and recoupment rights are valid and may be enforced notwithstanding any other provision of this Agreement including, without limitation, the provisions of Article 10. The commencement of any action to challenge the enforceability of this Article 13 will constitute a breach of the terms of this Agreement for which the non-breaching party may, upon written notice to the breaching party and in addition to pursuing any other available remedies, immediately terminate this Agreement with respect to new business.

ARTICLE 14

Insolvency

DEFINITION	14.1

For purposes of this Agreement, an “Insolvency” shall be deemed to have occurred and a party to this Agreement or other person will be deemed to be insolvent when it:

a.	applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

b.	is adjudicated as bankrupt or insolvent; or

c.	files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

d.	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

INSOLVENCY OF THE CEDING COMPANY	14.2

In the event of the Insolvency of the Ceding Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company, without diminution because of the Insolvency, for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

In the event of Insolvency of the Ceding Company, the liquidator, rehabilitator, receiver, or statutory successor will give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, rehabilitator, receiver, or statutory successor.

The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement.

INSOLVENCY OF THE REINSURER	14.3

In the event of the insolvency, liquidation, supervision, conservation, rehabilitation or other similar proceeding of the Reinsurer, the Ceding Company may provide the Reinsurer or its authorized representative with written notice of its intent to recapture all reinsurance inforce under this Agreement. The effective date of a recapture due to Insolvency will be at the election of the Ceding Company but may not be earlier than the date on which the Reinsurer’s Insolvency is established by the authority responsible for such determination and shall be subject to the payment of a mutually agreed recapture fee.

ARTICLE 15

Errors and Omissions

ERRORS AND OMISSIONS	15.1

This Section 15.1 will apply only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement and not to the placement or administration of the insurance provided by the Ceding Company to its insureds. Examples of such administrative errors or oversights may include miscalculation of a net amount at risk or late reporting of a policy or termination (other than as specifically addressed below).

Any unintentional or accidental failure to comply with the administrative terms of this Agreement which can be shown to be the result of an oversight, misunderstanding or clerical error by either the Ceding Company or the Reinsurer will not be deemed to be a breach of this Agreement but in no event shall the liability for the Reinsurer under this Agreement be extended to cover any excluded risks or exceed the limits specified herein.

For greater certainty, the circumstances to which this Section 15.1 shall not apply shall include, but not be limited to:

a.	any failure to arrange for the required facultative cession under this Agreement due to the Ceding Company’s practice of conducting a limited search of its records for other prior in force insurance or reinsurance on the same individual insured;

b.	any errors, omissions, oversights as a result of non-negotiated waivers of regular requirements by either the Ceding Company, its agents or representatives in the approval, issuance and administration of the insurance; and

c.	any error or oversight discovered more than seven (7) years following the termination or expiry of the last cession under this Agreement.

The Reinsurer will not be responsible for negligent or deliberate acts of the Ceding Company or for repetitive errors in administration thereby.

Upon discovery, the error will be promptly corrected so that both parties are restored to the position they would have occupied had the oversight, misunderstanding or clerical error not occurred, including interest. Should it not be possible to restore both parties to this position, the party responsible for the oversight, misunderstanding or clerical error will be responsible for any resulting liabilities and expenses.

The responsible party will perform a prudent review of its records to identify other errors and omissions of the same or similar category. Failing prompt correction or curative response, the Reinsurer reserves the right to limit its liability to the Reinsured Policies as have been properly and correctly reported.

Late Reported Policies: The Reinsurer will not automatically accept any Late Reported Policies. A “Late Reported Policy” is any policy first reported to the Reinsurer that has been issued for more than three years.

Late Reported Terminations: If a policy is terminated but is a Late Reported Termination, the Reinsurer will only refund the last 3 years’ premium. “Late Reported Terminations” are terminations first reported to the Reinsurer more than three years from the termination date.

The Reinsurer shall not be responsible for or adversely affected by the assertion of any matter, fact or circumstance, including administrative or reporting errors or irregularities, incurred with respect to the management of the Reinsured Policies or the Other Reinsurance prior to the Effective Time.

ARTICLE 16

Dispute Resolution

DISPUTES	16.1

In the event of a dispute arising out of or relating to this agreement, the parties agree to the following process of dispute resolution. Within 15 days after the Reinsurer or the Ceding Company has first given the other party written notification of a specific dispute, each party will appoint a designated company officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

If the officers cannot resolve the dispute within 30 days of their first meeting, the dispute will be submitted to formal arbitration, unless the parties agree in writing to extend the negotiation period for up to an additional 30 days.

ARTICLE 17

Arbitration

ARBITRATION	17.1

If the Ceding Company and Reinsurer are unable to resolve any dispute arising in any way from this Agreement, including but not limited to the formation or breach thereof, pursuant to Section 16.1, the matter will be referred to arbitration in accordance with the provisions of this Section 17.1.

Arbitration shall be initiated by the delivery, by certified mail, return receipt requested, of a written demand for arbitration by one party to the other (the “Demand”). The Demand shall set forth the nature of the dispute, the claims asserted and the relief sought. The Respondent shall respond to the Demand within 30 days of receiving the Demand by delivering a response (the “Response”), by certified mail, return receipt requested, which shall set forth the Respondent’s statement of the nature of the dispute and its defenses to the Petitioner’s claims asserted, or the relief sought, in the Demand. The Response also shall set forth the Respondent’s claims against the Petitioner, if any, and the relief sought by the Respondent.

The arbitration shall be held in New York, New York or other place as the parties may mutually agree. Except to the extent that they conflict with any term or provision of this Section 17.1, the arbitration shall be conducted in accordance with the 2004 Procedures for the Resolution of U.S. Insurance and Reinsurance Disputes of the Insurance and Reinsurance Dispute Resolutions Task Force (the “Procedures”). Unless otherwise indicated, the defined terms contained in this Article shall have the meaning ascribed thereto in the Procedures.

The arbitration shall be conducted before a three person Panel comprised of (i) current or former officers or directors of life insurance or reinsurance companies, or (ii) professionals with no less than twenty years of experience in or serving the life insurance or reinsurance industries.

Within 60 days of the initiation of the arbitration, the parties shall (i) each designate one Disinterested and neutral arbitrator as its party arbitrator, and provide the respective arbitrator’s contact information (including address, telephone, fax and email information), and (ii) exchange a copy of each arbitrator’s curriculum vitae and a completed questionnaire containing all of the information sought in the ARIAS US “Umpire Questionnaire” form. (If either party refuses or neglects to appoint an arbitrator within the 60-day period, the other party may appoint the second arbitrator.) As soon as practicable, but no less than 30 days following their appointment, the two party arbitrators shall appoint another Disinterested and neutral person who shall serve as the third arbitrator and umpire. The party-appointed arbitrators may consult, in confidence, with the party who appointed them concerning the appointment of the umpire.

If the two party-appointed arbitrators fail to select an umpire within the time specified above, each party shall exchange, within ten days, ten names of persons chosen from the lists maintained by ARIAS US for the purpose of umpire selection. Within seven days of the exchange of such names, the party-appointed arbitrators shall send the Umpire Questionnaire to the umpire candidates with a joint request to the candidates to return copies of their completed Umpire Questionnaires to each party arbitrator within 20 days. If any individual fails to return a completed Umpire Questionnaire within the required time period or refuses to serve on the Panel, then the selection process shall continue with the remaining names. Within ten days of the return of the Umpire Questionnaires, each party shall select three names from the other party’s list and notify the other party of such selection. Within ten days of such notice, each party shall rank the six selected umpire candidates in order of preference, with the number “one” being the most preferred, and notify the other party of such ranking. The individual with the lowest total numerical ranking shall act as umpire. If the ranking results in a tie, the parties shall draw lots from among the candidates tied for the lowest numerical rank. The individual chosen by lot shall act as umpire.

As soon as possible after the appointment of the Panel, the Panel will conduct the organizational meeting in accordance with the Procedures, at which time it will establish a pre-hearing schedule and dates for the hearing. In addition to the items identified in the Procedures, the pre-hearing schedule shall set deadlines for (i) any amendment to the Demand or the Response, for cause shown, (ii) the exchange of exhibits that each party intends to introduce into evidence at the hearing, which exchange shall be made no later than 15 days before the hearing, and (iii) each party’s submission to the Panel, prior to the hearing, of its proposed form of order that identifies precisely the nature of the relief sought from the Panel.

The Panel shall render its decision and award within 30 days of the completion of the hearing. Insofar as not in conflict with the express terms of this Agreement, it is the intention of the parties that customs and practices of the life and reinsurance industries may be considered by the Panel in resolving any ambiguities inherent in this Agreement or its operation. (In the absence of any such ambiguity, the express terms of this Agreement will control).

The Panel will award the remedy sought by the party seeking relief to the extent the remedy is provided for in this Agreement or otherwise reasonably compensates the damaged party for the economic effect of any demonstrated breach. Such remedies may include, but shall not be limited to, awards of monetary damages, equitable revisions to the terms or provisions of the Agreement, including adjustments to premiums or allowances paid or to be paid hereunder, or any appropriate combination of the foregoing.

The Reinsurer has entered into this Agreement relying on the Ceding Company’s representations and warranties and its agreement to comply with the terms and provisions of this Agreement, including representations, warranties and covenants concerning the Risk Evaluation Materials and the Business Guidelines. In any case in which the Panel concludes that the Reinsurer has reasonably demonstrated a material breach of the provisions of Section 11.6 (Compliance), Section 11.7 (Certain Representations) or Section 11.8 (Business Continuity) of this Agreement, then, in lieu of any other damages or remedy therefore, at its option, the Reinsurer may require that the Reinsured Policies that are subject to such breach be excluded from the scope of the reinsurance provided hereby. In any such case, the parties will make payments designated by the Panel as constituting returns of net premiums, allowances and claims amounts previously paid in connection with the subject policies, provided, however, that the Panel shall determine and designate an amount that Reinsurer will retain as reasonable compensation for capital and administrative costs incurred by the Reinsurer in reinsuring the subject Reinsured Policies prior to exclusion. The Panel shall not have the authority to award punitive or exemplary damages.

Decisions of the Panel will be final and binding upon the parties and their respective successors and assigns and each party hereby consents to the entry of a judgment confirming or enforcing the award in the United States District Court for the Southern District of New York and/or in any other court of competent jurisdiction.

Within 20 days after the transmittal of an award, any party, upon notice to the other parties, may request the Panel to correct any clerical, typographical, or computational errors in the award. The other parties shall be given ten days to respond to the request. The Panel shall dispose of the request within 20 days its receipt of such request and any response thereto. The Panel shall not be empowered to redetermine the merits of any claim already decided.

Unless the Panel decides otherwise, each party shall (i) bear its own fees and expenses in connection with the arbitration, including the fees of its appointed arbitrator and any outside counsel and witness fees, and (ii) share equally in the fees for the umpire and the costs of the arbitration, such as hearing rooms, court reporters, etc.

ARTICLE 18

Confidentiality

GENERALLY	18.1

The Ceding Company and the Reinsurer agree that Customer and Proprietary Information will be treated as confidential. Customer Information includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of policies issued by the Ceding Company. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, and the specific terms and conditions of this Agreement.

Customer and Proprietary Information will not include information that:

a.	is or becomes available to the general public through no fault of the party receiving the Customer or Proprietary Information (the “Recipient”);

b.	is independently developed by the Recipient;

c.	is acquired by the Recipient from a third party not covered by a confidentiality agreement; or

d.	is disclosed under a court order, law or regulation.

The parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes or other secondary risk transfer, as requested by external auditors, as required by court order, or as required or allowed by law or regulation. The parties will work together to develop appropriate confidentiality safeguards for use by the Reinsurer in connection with any Securitization Transaction (as hereinafter defined). The Ceding Company acknowledges that the Reinsurer may permissibly aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Ceding Company .

NON-PUBLIC PERSONAL INFORMATION	18.2

The Reinsurer and its representatives and service providers will protect the confidentiality of Non-Public Personal Information, as defined below, by:

a.	holding all Non-Public Personal Information transmitted to them by or on behalf of the Ceding Company in strict confidence;

b.	maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information;

c.	using Non-Public Personal Information only in the ordinary course of its business to carry out Reinsurer’s obligations under this Agreement; and

d.	disclosing Non-Public Personal Information to third parties only as necessary to perform services under the Agreement, for purposes of retrocession or further risk transfer or as may be required or permitted by law.

“Non-Public Personal Information” is non-public personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policy owners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Ceding Company, and their representatives. Non-Public Personal Information does not include de-identified personal data. The Ceding Company will obtain, if required by any law, appropriate consent to the collection, use and disclosure of Non-Public Personal Information, from each insured to enable the parties to fully exercise their rights and perform their obligations under this Agreement.

ARTICLE 19

Duration of Agreement

DURATION	19.1

This Agreement is indefinite as to its duration.

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ARTICLE 20

Execution

20.1

This Agreement is effective as of the Effective Time and applies to all Reinsured Policies. This Agreement has been made in duplicate and is hereby executed by both parties.

OM FINANCIAL LIFE INSURANCE COMPANY (formerly FIDELITY AND GUARANTY LIFE INSURANCE COMPANY)			WILTON REASSURANCE COMPANY

By:	/s/ John Clifford		By:	/s/ Michael Greer
Name:	John Clifford		Name:	Michael Greer
Title:	President		Title:	Senior Vice President
Date:			Date:
Location:			Location:

	Attest:			Attest:

	/s/ Eric Marhoun			/s/ Mark Sarlitto
	Name:	Eric Marhoun		Name:	Mark Sarlitto
	Title:	Senior Vice President and General Counsel		Title:	General Counsel
	Date:			Date:
	Location:			Location:

EXHIBIT A

REINSURED POLICIES; OTHER REINSURANCE

SCHEDULE OF PLANS, RIDERS AND BENEFITS	A.1

Subject to the other terms, conditions and limitations of this Agreement, policies issued on plans shown below may qualify for reinsurance under the terms of this Agreement:

Plan Identification; Riders Covered	Term Period/Guaranty Period	Commencement Date	Covered Riders and Other Endorsements Note 1
Home Certain	Covers 10, 15, 20, 25 and 30 year guarantee products	4/1/1999	Other Insured Riders
Home Certain Limited Guarantee	Covers 10/5, 15/5, 20/5, 25/5 and 30/15 year guarantee products	4/1/1999
Savers Select	Covers 15, 20 and 30 year guarantee products	1/15/2001
Savers Select Limited Guarantee	Covers 15/10, 20/10 and 30/10 year guarantee products	1/15/2001
Value Select	Covers 15, 20 and 30 year guarantee products	3/1/2003

Note 1:

Other riders or endorsements, including, without limitation, child riders. ADB, Waiver of Premium, Disability, Return of premium features, riders or endorsements with respect to the Reinsured Policies are not covered under this Agreement.

SCHEDULE OF OTHER REINSURANCE	A.2

Treaty Identification	Products Covered	Reinsurer Consent/Waiver Required?
American Phoenix, treaty number 2240, effective 6/1/1996	Home Certain	Yes

Swiss Re, treaty number 6693 - 1, effective 4/1/1999	Home Certain	Yes

Transamerica Re (novated from Annuity & Life Re on 12/31/2004), treaty number none, effective 10/1/1999	Home Certain	Yes

Canada Life, treaty number QARC01-0304, effective 4/15/2003	Home Certain	Yes

Security Life, treaty number 0233-6207, effective 4/15/2003	Home Certain	Yes

Security Life, treaty number 0233-6206, effective 9/1/2003	Savers Select	Yes

Scottish Re, treaty number 1023, effective 1/15/2001	Savers Select	Yes

Swiss Re, treaty number 7011-1, effective 1/15/2001	Savers Select	Yes

Security Life, treaty number 0233-6208, effective 4/15/2003	Savers Select	Yes

Canada Life, treaty number QARC01-0501, effective 1/19/2005	Savers Select	Yes

RGA, treaty number 10267-00-00, effective 1/19/2005	Savers Select	Yes

Canada Life, treaty number QARC01-0303, effective 3/1/2003	Value Select	Yes

Security Life, treaty number 0233-4786, effective 3/1/2003	Value Select	Yes

Scottish Re, treaty number 1149, effective 3/1/2003	Value Select	Yes

Transamerica Re, treaty number 2385-05, effective 7/21/2004	Value Select	Yes

SCHEDULE OF EXISTING OUTSOURCING ARRANGEMENTS	A.3

TAG/Perot Systems (new business processing, policyholder service, call center)

MAAS/Hooper Holmes (underwriting)

Best Innovative Underwriting Services (underwriting)

Case Professional Resources (underwriting)

EXHIBIT B

CONDITIONS

CONDITIONS TO EFFECTIVENESS	B.1

This Agreement will not be valid and binding on either party absent, with respect to each agreement of Other Reinsurance designated on Exhibit A hereto as “requiring consent/waiver,” written confirmation from the subject reinsurer in form and substance acceptable to Reinsurer to the effect that the reinsurance under such agreement will remain in force following the consummation of the transactions contemplated by this Agreement. The foregoing condition shall be deemed to be for the benefit of both parties to this Agreement and may be waived only by mutual agreement.

RESIDENCY	B.2

This agreement includes risks in the following territories: the United States, its Territories and Canada. U.S. and Canadian risks covered under the terms of this agreement must satisfy each of the following requirements: (i) written by a United States or Canadian company; (ii) medical evidence must be obtained in the United States, Canada or a country, approved by the Ceding Company, in which the direct company is licensed to do business; (iii) the policy is denominated in United States or Canadian dollars, the policy covers citizens and/or permanent residents of the United States or Canada who travel abroad on business and/or pleasure or are working outside of the United States for periods not exceeding two years and (v) underwritten by the Ceding Company’s U.S. underwriting department or a direct company or lead reinsurer that is approved by the Reinsurer.

RECAPTURE PERIOD	B.3

The business reinsured hereunder is not eligible for recapture by the Ceding Company.

B-1

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

EXHIBIT C

REINSURANCE PREMIUMS AND ALLOWANCES

LIFE	C.1

Reinsurance premiums will be the certain premium rate tables to be completed and agreed upon prior to the Closing Date and otherwise consistent with the provisions of Article 4.

AGE BASIS	C.2

Age Last Birthday except ANB for Value Select policies

RECAPTURE	C.3

The business reinsured hereunder is not eligible for recapture by the Ceding Company.

POLICY FEES	C.4

Policy fees paid to the Ceding Company with respect to the portion of the Reinsured Policies not previously ceded by the Ceding Company and which is ceded hereunder shall be paid to the Reinsurer subject to a 100% allowance therefor.

SUBSTANDARD RATINGS	C.5

Reinsurance premiums payable under this Agreement will be based on the standard rate increased by an extra [***]% per table of assessed rating. Allowances are the same as those for standard life coverage Reinsurer will share proportionally in any extra premiums payable due to additional mortality risk.

FLAT EXTRAS	C.6

The total premium remitted to the Reinsurer will include the flat extra premium minus the allowances shown below.

Type of Flat Extra Premium	First Year		Renewal
Temporary (1-5 years)	[***	]%	[***	]%
Permanent (6 years & greater)	[***	]%	[***	]%

RIDERS AND BENEFITS	C.7

As per Exhibit A

CONTINUING CEDING AND EXPENSE ALLOWANCES	C.8

For each calendar month commencing after the Effective Time, Reinsurer shall pay to Ceding Company a continuing ceding and expense allowance with respect to each block of policies included in the Reinsured Policies (each, a “Product Block”) equal to (i) times (ii) where (i) is the ceding allowance of [***]% and (ii) is equal to (w) minus (x) minus (y) minus (z), with respect to such product block, where:

(w)	is the total gross premiums earned for such period before consideration of any of the effects of cessions under the terms of any agreement of Other Reinsurance or the OM Re Agreement, if any;

C-1

(x)	is the total gross premiums ceded for such period under the terms of Other Reinsurance as in effect at the Effective Time and assuming in all cases the continuing effectiveness of such agreements; and

(y)	is total gross premiums ceded for such period under the terms of the OM Re Agreement as in effect at the Effective Time (determined without regard to any offset for negative ceding allowances, experience refunds of similar reductions under the terms such agreement and assuming in all cases the continuing effectiveness of such agreement); and

(z)	is the total gross premiums earned for such period that is related to the quota share of business reinsured by the Ceding Company through the RGA YRT Agreement as in effect at the Effective Time and assuming in all cases the continuing effectiveness of such agreement.

The amount of continuing ceding and expense allowances payable to Ceding Company by Reinsurer hereunder will not be affected by the termination, recapture or other reduction in cessions effected under, or modification of, the terms of any agreement of Other Reinsurance, the OM Re Agreement or the RGA YRT Agreement, as the case may be.

C-2

EXHIBIT D

CONVERSION PREMIUMS

Conversions will be reinsured on a YRT basis, point-in-sale, applying the following percentages to the 1975 - 80 Sex Distinct Basic Table, 15 Year Select and Ultimate with Manulife Extension, ALB:

Non Smoker	Smoker

72%	150%

D-1

EXHIBIT E

SELF-ADMINISTERED REPORTING

REPORTING REQUIRED	E.1

The Ceding Company will self-administer all reinsurance reporting.

Timely and accurate reporting of treaty-related information is a material element of the Ceding Company’s responsibilities under this Agreement. Consistent and material non-compliance with reporting requirements, including extended delays, shall constitute a material breach of this Agreement entitling the Reinsurer to rescind the coverage provided hereby. First time reporting must be received no later than 12 months after commencement of reinsurance for the Reinsurer to be considered on the risk

The Ceding Company uses TAI to administer its ceded reinsurance. The Ceding Company will cooperate with the Reinsurer and its representatives in developing efficient and reliable data interfaces for the regular reporting of data under this Agreement and will apprise the Reinsurer when it makes material changes to its processing of information hereunder.

The information and data to be supplied by the Ceding Company will be delivered in the format specified in this Schedule F and otherwise as mutually agreed. The Ceding Company agrees that it will deliver electronically to the Reinsurer in formats to be mutually agreed each of the following reports in the frequency and by the times specified below as well as such other information concerning the business and policies reinsured as the Reinsurer shall request from time to time. For electronic files, in the event of delays or significant changes in the information provided, particularly in file layouts and in data vlaues, the Reinsurer must be informed at least one month in advance of the change. The expectation is that the structure of these files is stable from period to period. Information must meet the quality standards set out by the Reinsurer in terms of timeliness, accuracy and consistency.

The following specifies the reports, required frequency and detailed specifications of seriatim policy data file elements:

Periodic Reports
1.	New Business	Monthly, 15 days after month end
2.	First Year	Monthly, 15 days after month end
(Other than New Business)
3.	Renewal Year	Monthly, 15 days after month end
4.	Changes and Terminations	Monthly, 15 days after month end
5.	In Force	Quarterly, 15 days after quarter end
(Listing of each in-force policy)
6.	Accounting Information	Monthly, 15 days after month end (see attached form F.2)
7.	Statutory Reserve Information	Quarterly, 21 days after quarter end (see attached form F.3)
8.	Policy Exhibit Information	Monthly, 15 days after month end (see attached form F.4)
9.	Reserve Certification	Annually, October 31
(See attached Form F.3)
10.	Tax Reserve Certification	Annually, June 1
(See attached Form F.4)
11.	DAC Tax Reporting	Annually, April 1.
(See attached Form F.6)

12.	Other Reinsurance	TBA
Settlement Information

Specifications

1.	New Business

This report will include new issues only, the first time the policy is reported to the Reinsurer. Automatic and Facultative business will be identified separately.

2.	First Year – Other than New Business

This report will include policies previously reported on the new business detail and still in their first duration, or policies involved in first year premium adjustments.

3.	Renewal Year

All policies with renewal dates within the Accounting Period will be listed.

4.	Changes and Terminations

Policies affected by a change during the current reporting period will be included in this report. Type of change or termination activity must be clearly identified for each policy.

The Ceding Company will identify the following transactions either by separate listing or unique transaction codes: Terminations, Reinstatements, Changes, Conversions, and Replacements. For Conversions and Replacements, the Ceding Company will report the original policy date, as well as the current policy date.

5.	In Force

This is a detailed report of each policy in force.

6.	Accounting Information

Premiums and allowances will be summarized for Life coverages, Benefits, and Riders by the following categories: First Year and Renewals.

7.	Statutory Reserve Information

Statutory reserves will be summarized for Life coverages, Benefits, and Riders. The Ceding Company will specify the reserve basis used.

8.	Policy Exhibit Information

This is a summary of transactions during the current period and on a year-to-date basis, reporting the number of policies and reinsured amount.

9.	Reserve Certification

The Ceding Company will provide a reserve summary for business reinsured under this agreement and its X-factors to the Reinsurer on an annual basis, along with a detailed description of its reserving assumptions and any changes in these assumptions applicable to each calendar year. This annual report will also include the Ceding Company’s Actuarial Report in support of its X factor Opinion.

10.	Tax Reserve Certification

The Ceding Company will provide a tax reserve summary for business reinsured under this agreement including reserve basis, table, interest rate and method. Accrued DAC Tax reporting per F.6.

11.	Seriatim Policy Data File Elements are listed on form F.S.

12.	Concentrations

The Ceding Company will notify the Reinsurer when it is aware that a group of individuals is written where the concentration of the group in a given zip code and/or postal code is greater than $25 million as measured by the sum of the net amount at risk to be ceded to the Reinsurer.

13.	Certain Other Reporting Commitments

See the specific reporting obligations set forth in Sections 4.1 and 4.2, Article 6 (preamble), Article 7, Article 9, Article 11, Sections 11.6 and 11.7, and Article 12. In addition, the Ceding Company and the Reinsurer will work together to reduce the costs of underwriting compliance reviews to the fullest extent practicable by making documents and data available electronically and taking such other steps as may be required to enable the conduct of “desk audits” of underwriting compliance.

The Ceding Company agrees that it will provide promptly to Reinsurer on a periodic basis and otherwise as requested by Reinsurer such information concerning the Ceding Company, the Reinsured Policies and the Other Reinsurance as shall be requested by the Reinsurer in connection with the reinsurance provided hereunder. More specifically, Reinsurer shall be entitled to review periodically all documents and correspondence concerning the Reinsured Policies and the Other Reinsurance involving the Ceding Company and its affiliates and any other third parties, such as policyholders, vendors, regulatory authorities and counterparties under the agreements of Other Reinsurance. Promptly following the execution and delivery of the Agreement, the parties shall determine mutually a process for including settlement and other information concerning the Other Reinsurance in the overall reporting process for this Agreement, it being understood that regular, periodic reporting of Other Reinsurance on a seriatim basis will be established on or before the first anniversary of the Effective Time.

FORM OF SUMMARY ACCOUNTING REPORT AND POLICY EXHIBIT AND CEDED REINSURANCE INFORMATION	E.2

Wilton Re

SELF ADMINISTERED REINSURANCE SUMMARY REPORTING FORM

Ceding Company	Reinsurer

Treaty/Account #	Reporting Period

Coin YRT Mod Co Other	Interest Sensitive: Yes No

Reinsurance Premium Mode:   Monthly        Quarterly        Annual        // In Advance       In Arrears

Reinsurance Reporting Mode: Monthly        Quarterly        Annual

Contact                                                 Date                             Phone #

SECTION I – ACCOUNTING
* * Premiums * *	* * Allowances * *	* * Other * *
First Year	Renewal Year	First Year	Renewal Year	Net
Life
ADB
Waiver of Premium
TOTAL
SECTION II – RESERVE INFORMATION
Amount of Rein (000)	Issue Year	Reserves Reinsured
Life	ADB	Life	ADB	Waiver	Subst’d	Deficiency

SECTION III – POLICY EXHIBIT INFORMATION
Current Period	Year to Date
No. of Policies	Amt. of* Rein (000)	No. of Policies	Amt. of* Rein (000)
A. Inforce Beg. Of Period	A.
1. New Business	1.
2. Conversions/Replacements On	2.
3. Reinstatements	3.
4. Other Increases	4.
5. Not Takens	5.
a) Total Inc (1+2+3+4-5)	a)
6. Deaths	6.
7. Conversions/Replacements Off	7.
8. Lapses	8.
9. Surrenders	9.
10. Expiry	10.
11. Recaptures	11.
12. Other Decreases	12.
b) Total Dec (6+7+8+9+10+11+12)	b)
B. Inforce End of Period	B.

FORM OF STATUTORY RESERVE REPORT AND ANNUAL RESERVE CERTIFICATION	E.3

Valuation Statutory Reserves for Business Ceded to Wilton Re

Company Name

Treaty Reference

Inforce and Reserves at: MM/DD/YYYY

Plan:	Type: SM/NSM/AGGR/TOTAL

Inforce Reinsured Amount:

Inforce Number of Policies:

Valuation Reserve at: MM/DD/YYYY

Type	Reserve Amount	Reserve Basis
(Table, interest rate and method)

Active Life Reserve

Unearned Premium Reserve

Disabled Life Reserve

Incurred But Not Reported (IBNR)

Due and Unpaid Claims (D&U)

In Course Of Settlement Claims (ICOS)

Other** (specify)

Total

**	If credit for deficiency reserves is being taken, please specify under “other”

As the valuation actuary of the above named company I certify that the information above is correct as shown. *

Name:
Signature:
Actuarial Designation:
Date:

*	Required only for Year-End Valuation Reserves

FORM OF ANNUAL TAX RESERVE CERTIFICATION	E.4

Tax Reserve Certification for Business Ceded to Wilton Re

Company Name

Treaty Reference

Inforce and Reserves at: MM/DD/YYYY

Plan:	Type: SM/NSM/AGGR/TOTAL

Inforce Reinsured Amount:

Inforce Number of Policies:

Tax Reserve at: MM/DD/YYYY

Type

Reserve Amount	Reserve Basis
(Table, interest rate and method)

Active Life Reserve

Unearned Premium Reserve

Disabled Life Reserve

Incurred But Not Reported (IBNR)

Due and Unpaid Claims (D&U)

In Course Of Settlement Claims (ICOS)

Other** (specify)

Total

**	If credit for deficiency reserves is being taken, please specify under “other”

PERIODIC SERIATIM POLICY FILE DATA ELEMENTS	E.5

Data	Data Description
ADB Premium*	Amount of ADB premium
Benefit Type	Defines the benefit type
Date of Birth	Insured’s date of birth
Direct Face Amount	Amount of direct writer’s policy face
Disability/Waiver Allowance*	Amount of Waiver allowance
Disability/Waiver Premium*	Amount of Waiver premium
Flat Extra Allowance*	Amount of flat extra allowance
Flat Extra Period	Duration in years of flat extra
Flat Extra Premium*	Amount of flat extra premium
Insured’s Full Name	Last Name, First Name, Middle Name
Issue Age	Age of insured at policy issue as determined by treaty’s age basis method
Net Amount At Risk	Amount of current net risk (NAR)
Plan Code	Code associated to plan name
Plan Name	Client plan name
Policy Fee*	Amount of policy fee
Policy Issue Date	Month, day and year policy issued
Policy Number	Unique policy identifier
Reinsured Face Amount	Amount of reinsurance face
Reporting Date	Client billing period
Residence State	Primary state of residence of insured
Retained Amount	Amount of policy face retained by direct writer
Second Insured’s Name (Joint)	Last Name, First Name, Middle Name
Sex	Insured’s sex
Smoker Code	Code identifying the smoker class of the insured indicating the applicable rate table utilized
Social Security Number	Government issued identifier
Standard Allowance*	Amount of standard allowance
Standard Premium*	Amount of standard premium
Substandard Allowance*	Amount of substandard allowance
Substandard Premium*	Amount of substandard premium
Table Rating	Percentage of standard mortality assigned to a life by the underwriter
Transaction Code	Code assigned by client to identify the specific type of reinsurance transaction
Treaty Code	Unique code assigned by client to identify the contract or set of rates that the coverage applies to
Underwriting Risk Classification	Underwriter’s determination of the classification of an insured (i.e. Standard„ Preferred, etc.)
Zip Code	Postal code of insured
Other Reinsurance Agreements	[CONSIDER ATTRIBUTES REQUIRED FOR SERIATIM REPORTIN REINSUREREXPOSURE ANALYSIS]

ANNUAL DAC TAX CERTIFICATION	E.6

DAC TAX NET CONSIDERATION*

FOR THE YEAR ENDING [        ]

Type of Business:  ☐ Individual Life & Health:  ☐ Annuities:  ☐ Group Credit/Life

Traety Reference Number:

Treaty Effective Date: [Enter Date]

Reinsurer: [Enter Reinsurer]

DAC TAX CALCULATION

Reinsurance Premiums:	[Enter Premium]

Less Deductions from Reinsurance Premiums
Commission and Expense Allowances	[Enter]
Death Claims	[Enter]
Claim Interest	[Enter]
Surrender Benefits	[Enter]
Dividends	[Enter]
Experience Refunds	[Enter]
Premium Taxes	[Enter]
Other #	[Enter]
Total Deductions:		[Enter Deductions	]

Net Consideration:		[Enter	]

*	To be reported in conformity with Section 848 of the Internal Revenue Code
#	Includes items such as modco adjustments, claim investigation/legal expenses, waiver of premium claims, etc.

Ceding Company: [Enter Ceding Company]

Signed by: [Enter ]

Title: [Enter ]

Signature: